CASINO MAGIC OF LOUISIANA, CORP.

     OFFER TO EXCHANGE ITS
     13% SERIES B FIRST MORTGAGE NOTES DUE 2003 WITH CONTINGENT INTEREST
     FOR
     ANY AND ALL OF ITS 13% SERIES A FIRST MORTGAGE NOTES DUE 2003 WITH CONTINGENT INTEREST

To:     Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     Casino Magic of Louisiana, Corp. (the "Company") is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated, 1996 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its 13% Series B First Mortgage Notes due 2003 with Contingent Interest (the " Series B Notes") for any and all of its outstanding 13% Series A First Mortgage Notes due 2003 with Contingent Interest (the "Series A Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated August 22, 1996, among the Company and the other signatories thereto.

     We are requesting that you contact your clients for whom you hold Series A Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Series A Notes registered in your name or in the name of your nominee, or who hold Series A Notes registered in their own names, we are enclosing the following documents:

     1.  Prospectus dated, 1996;

2. The Letter of Transmittal for your use and for the information of your clients;

     3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Series A Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration date (as defined below) or if the procedure for book-entry transfers cannot be completed on a timely basis;

     4. A form of letter which may be sent to your clients for whose account you hold Series A Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

     5. Return envelopes addressed to First Union Bank of Connecticut, the Exchange Agent for the Series A Notes.

     Your prompt action is requested. The Exchange Offer will expire at 5:00 P.M., New York City time, on, 1996, unless extended by the Company (the "Expiration Date"). The Series A Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

     To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Series A Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     If Holders of Series A Notes wish to tender, but it is impracticable for them to forward their certificates for Series A Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effect by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

     The Company will upon request reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarded the Prospectus and related documents to the beneficial owners of Series A Notes held by me as nominee or in a fiduciary capacity, the Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Series A Notes pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

     The terms of the Series B Notes and the Series A Notes are substantially identical in all material respects, except that the Series B Notes will not contain terms with respect to transfer restrictions.

     Any inquiries you may have with respect to the Exchange offer, or requests for additional copies of the enclosed materials, should be directed to First Union Bank of Connecticut, the Exchange Agent for the Series A Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

     Very truly yours,


     Casino Magic of Louisiana, Corp.



     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE Company OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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